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                                                                    EXHIBIT 10-J

                              EMPLOYMENT AGREEMENT



         This Employment Agreement (this "Agreement") is made and entered into by and between Veritas DGC Inc., a Delaware corporation (hereinafter referred to as "Employer"), and Timothy L. Wells, an individual currently resident in Harris County, Texas (hereinafter referred to as "Employee") effective as of July 1, 1999.

         Attendant to Employee's employment by Employer, Employer and Employee wish for there to be a complete understanding and agreement between Employer and Employee with respect to, among other terms, Employee's duties and responsibilities to Employer; the compensation and benefits owed to Employee; the fiduciary duties owed by Employee to Employer; Employee's obligation to avoid conflicts of interest, disclose pertinent information to Employer, and refrain from using or disclosing Employer's information; and the term of employment.

         NOW, THEREFORE, in consideration of Employee's continued employment by Employer and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employer and Employee agree as follows:

Section 1.   General Duties of Employer and Employee.

a. Employer agrees to employ Employee, and Employee agrees to accept employment by Employer and to serve Employer in an executive capacity as its President and Chief Operating Officer. The duties and responsibilities of Employee include those described for the particular position in the Bylaws of Employer or other documents of Employer, and such other or additional duties as may from time-to-time be assigned to Employee by the Board of Directors of Employer (hereinafter referred to as the "Board") or any duly authorized committee thereof or an authorized officer of Employer.

b. While employed hereunder, Employee shall devote substantially all of his time, efforts, skills and attention for the benefit of and with his primary attention to the affairs of Employer in order that he shall faithfully perform his duties and obligations. The preceding sentence shall not, however, be deemed to restrict Employee from attending to matters or engaging in activities not directly related to the business of Employer, provided that (i) such activities or matters are reasonable in scope and time commitment and not otherwise in violation of this Agreement, and (ii) Employee shall not become a director of any corporation or other entity (excluding charitable or other non-profit organizations) without prior written disclosure to, and consent of, Employer.

c. Employee agrees and acknowledges that he owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of Employer and to do no act which would injure Employer's business, its interests or its reputation.
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Section 2.   Compensation and Benefits.

a. To the extent that Employee has not received or been reimbursed for the following items under the terms of the Foreign Service Agreement dated as of September 1, 1998 between him and Veritas DGC Asia Pacific Ltd. (the "Foreign Services Agreement"), Employer shall pay or reimburse Employee for the following items:

         i. One (1) each least cost airline ticket for Employee and each of his family members from Singapore to Houston;

         ii. All reasonable expenses incurred by Employee for moving his and his family's personal effects by sea from Singapore to Houston;

         iii. Temporary living accommodations selected by the Company and reasonable living expenses (excluding entertainment) for a period designated by the Company;

         iv. A relocation bonus equal to one month's salary due within thirty (30) days of taking up permanent residency in the Houston, Texas area;

         v. Preparation of 1999 tax returns for Singapore and the U.S. by an accounting firm to be designated by Employer (including a final accounting under the tax equalization program).

b. As compensation for services to Employer, Employer shall pay to Employee during the term of this Agreement a salary at an annual rate of $220,000. The salary shall be payable in equal installments every two weeks or on such other schedule as Employer may establish from time to time for its management personnel.

c. Employee shall be reimbursed in accordance with Employer's normal expense reimbursement policy for all of the actual and reasonable costs and expenses incurred by him in the performance of his services and duties hereunder, including, but not limited to, travel and entertainment expenses. Employee shall furnish Employer with all invoices and vouchers reflecting amounts for which Employee seeks Employer's reimbursement.

d. Employee shall be entitled to participate in all insurance and retirement plans, incentive compensation plans (at a level appropriate to his position) and such other benefit plans or programs as may be in effect from time-to-time for the key management employees of Employer including, without limitation, those related to savings and thrift, retirement, welfare, medical, dental, disability, salary continuance, accidental death, travel accident, life insurance, incentive bonus, membership in business and professional organizations, reimbursement of business and entertainment expenses, physical examinations, and financial, legal and tax counseling.

e. Employer shall indemnify Employee for claims and expenses to the extent provided in Employer's Bylaws.




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f.       All salary, bonus and other payments made by Employer to Employee pursuant to this Agreement shall be subject to such payroll and withholding deductions as may be required by law and other deductions applied generally to employees of Employer for insurance and other employee benefit plans in which Employee participates.

Section 3.   Fiduciary Duty; Confidentiality.

a. In keeping with Employee's fiduciary duties to Employer, Employee agrees that he shall not knowingly become involved in a conflict of interest, or upon discovery thereof, allow such a conflict to continue. Moreover, Employee agrees that he shall disclose to the Board any facts, which might involve a conflict of interest that has not been approved by the Board.

b. As part of Employee's fiduciary duties to Employer, Employee agrees to protect and safeguard Employer's information, ideas, concepts, improvements, discoveries, and inventions and any proprietary, confidential and other information relating to Employer or its business not generally available to the public (collectively, "Confidential Information") and, except as may be expressly required by Employer, Employee shall not, either during his employment by Employer or thereafter, directly or indirectly, use for his own benefit or for the benefit of another, or disclose to another, any Confidential Information, except as may be required by any applicable law, rule, regulation or order.

c. Upon termination of his employment with Employer, or at any other time upon request, Employee shall immediately deliver to Employer all documents embodying any of Employer's Confidential Information.

Section 4.   Term and Termination.

a. The term of Employee's employment hereunder shall be for a period of two years, commencing July 1, 1999 and ending June 30, 2001, unless earlier terminated in accordance with the terms of this Agreement; provided, that beginning July 1, 2001 and on each July 1st thereafter, such term of employment shall be extended automatically for an additional one-year period unless Employer or Employee gives the other notice of intent to terminate this Agreement at least thirty days prior to such July 1st.

b.       This Agreement shall terminate upon Employee's death.

c. Employer may terminate this Agreement by reason of Employee's Disability (as hereinafter defined) after such condition of Disability has existed for at least 180 consecutive days. Employer shall give to Employee sixty days notice of its intention to effect such termination pursuant to this
Section 4.c. As used in this Agreement, "Disability" shall mean permanent and total disability within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended, or any successor provision.




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d.       Employer may terminate this Agreement upon the determination by a majority of the entire Board that Cause (as hereinafter defined) exists therefor. As used in this Agreement, "Cause" means (i) the willful and continued failure by Employee substantially to perform his obligations under this Agreement (other than any such failure resulting from his incapacity due to physical and mental illness) after a demand for substantial performance has been delivered to him by the Board which specifically identifies the manner in which the Board believes Employee has not substantially performed such provisions, (ii) Employee's willfully engaging in conduct materially and demonstrably injurious to the property or business of Employer, including without limitation, fraud, misappropriation of funds or other property of Employer, other willful misconduct, gross negligence or commission of a felony or other crime of moral turpitude, or (iii) Employee's breach of this Agreement. If the Board determines that Cause exists, the parties agree that such determination shall be subject to inquiry or dispute only as to its reasonableness. If the Board makes such determination, Employer may (A) terminate this Agreement effective immediately or at a subsequent date or (B) condition Employee's continued employment upon such considerations or requirements as may be reasonable under the circumstances and place a reasonable limitation upon the time within which Employee shall comply with such considerations or requirements.

e. Employee shall have the right to terminate this Agreement and his employment hereunder at any time for "Good Reason," which for purposes of this Agreement means Employer's failure to comply with any of the provisions of
Section 2 of this Agreement and which failure is not remedied within thirty days after receipt of written notice from Employee.

Section 5.   Effect of Termination.

a. Upon termination of this Agreement by Employer for Cause; by Employee other than for Good Reason; or due to the death or Disability of Employee, all compensation and benefits shall cease upon the date of termination other than:
(i) those benefits that are provided by retirement and benefit plans and programs specifically adopted and approved by Employer for Employee that are earned and vested by the date of termination, (ii) the pro rata annual salary through the date of termination; (ii) any incentive compensation due Employee if, under the terms of the relevant incentive compensation arrangement, such incentive compensation was due and payable to Employee on or before the date of termination; and (iii) medical and similar benefits the continuation of which is required by applicable law.

b.       Upon termination of (i) this Agreement by Employer in accordance with
Section 4.a.; (ii) Employee's employment by Employer at any time for any reason other than for Cause or due to Employee's death or Disability; or (iii) this Agreement by Employee for Good Reason during the term hereof, the obligations of Employer and Employee under Sections 1 and 2 shall terminate as of the date this Agreement is terminated, and Employer shall pay or provide to Employee:

         i. Employee's pro rata annual salary through the date of termination;

         ii. incentive compensation due Employee, if any, under the terms of the relevant incentive compensation arrangement; and




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         iii.    within thirty days of said termination, a severance benefit equal to two years of Employee's annual base salary.

All other compensation and benefits shall cease upon the date of termination other than (i) those benefits that are provided by retirement and benefit plans and programs specifically adopted and approved by Employer for Employee that are earned and vested by the date of termination, (ii) Employee's pro rata annual salary through the date of termination, and (iii) medical and similar benefits the continuation of which is required by applicable law.

As a condition to making the payments specified in this Section 5.b., Employer will require that Employee execute a release of any claims Employee may have against Employer at the time of Employee's termination. Such release will be in such form as Employer reasonably requests.

Section 6.   Vacation.

a. Employee will be entitled to paid vacation of not less than four weeks each year in accordance with Employer's policy and guideline manual. Employee acknowledges receipt from Employer of a copy of said manual. Vacation may also be taken by Employee at the time and for the periods as may be mutually agreed upon between Employer and Employee.

Section 7.   Miscellaneous.

a. For a period of one year after the termination of Employee's employment with Employer, Employee shall not, either on his own account or for any person, firm, partnership, corporation, or other entity (i) solicit, interfere with, or endeavor to cause any employee of Employer or its affiliates to leave his or her employment; or (ii) induce or attempt to induce any such employee to breach her or his employment agreement with Employer.

b. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be delivered by hand, by facsimile, by express courier service or by registered or certified mail, return receipt requested to the addresses set forth below in this Section 7. All such notices and other communications shall, if delivered by hand, be deemed given when actually received; if delivered by facsimile, be deemed given if transmitted by telecopier during normal business hours, otherwise on the next succeeding business day; and if delivered by mail, be deemed given on the earlier of (a) when received or (b) three business days after being so mailed.

         If to Employer, to:
                 Veritas DGC Inc.
                 3701 Kirby Drive, Suite 630
                 Houston, Texas 77098
                 Attention: David B. Robson

         If to Employee, to:




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                 Mr. Timothy L. Wells
                 c/o Veritas DGC Inc.
                 3701 Kirby Drive, Suite 630
                 Houston, Texas 77098

or to such other names or addresses as Employer or Employee, as the case may be, shall designate by notice to the other party hereto in the manner specified in this Section.

c. This Agreement shall be binding upon and inure to the benefit of Employer, its successors, legal representatives and assigns, and upon Employee, his heirs, executors, administrators, representatives and assigns; provided, however, Employee agrees that his rights, duties and obligations hereunder are personal to him and may not be assigned by him without the express written consent of Employer.

d. This Agreement supersedes, replaces and merges all previous agreements and discussions relating to the same or similar subject matters between Employee and Employer, including, specifically, the Foreign Services Agreement, and constitutes the entire agreement between Employee and Employer with respect to the subject matter of this Agreement. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any employee, officer, or representative of Employer or by any written agreement unless signed by an officer of Employer who is expressly authorized by the Board to execute such document.

e. If any provision of this Agreement or application thereof to anyone or under any circumstances shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application. In addition, if any provision of this Agreement is held by an arbitration panel or a court of competent jurisdiction to be invalid, unenforceable, unreasonable, unduly restrictive or overly broad, the parties intend that such arbitration panel or court modify said provision so as to render it valid, enforceable, reasonable and not unduly restrictive or overly broad.

f. The internal laws of the State of Texas will govern the interpretation, validity, enforcement and effect of this Agreement without regard to the place of execution or the place for performance thereof.

Section 8.   Arbitration.

a. Employer and Employee agree to submit to final and binding arbitration any and all disputes or disagreements concerning the interpretation or application of this Agreement. Any such dispute or disagreement shall be resolved by arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the "AAA Rules"). Any arbitration must be initiated within one year after the action or occurrence about which the party initiating the arbitration is complaining. Arbitration shall take place in Houston, Texas, unless the parties mutually agree to a different location. Within 30 calendar days of the initiation of arbitration hereunder, each party shall designate an arbitrator. The appointed




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arbitrators shall then appoint a neutral arbitrator.  Employee and Employer agree that the decision of the arbitrators shall be final and binding on both parties. Any court having jurisdiction may enter a judgment upon the award rendered by the arbitrators. In the event the arbitration is decided in favor of Employee, Employer shall reimburse Employee for his reasonable costs of arbitration up to $20,000 in the aggregate. Regardless of the outcome of the arbitration, Employer shall pay all fees and expenses of the arbitrators and all of Employer's costs of arbitration.

b. Notwithstanding the provisions of Section 8.a., Employer may, if it so chooses, bring an action in any court of competent jurisdiction for injunctive relief to enforce Employee's obligations under Section 3.b., 3.c., or 7.a. hereof.

         IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first written above.


                                        EMPLOYER:

                                        VERITAS DGC INC.


                                        By: /s/ DAVID B. ROBSON
                                           -------------------------------------
                                             David B. Robson
                                             Chairman of the Board
                                              and Chief Executive Officer


                                        EMPLOYEE:



                                         /s/ TIMOTHY L. WELLS
                                        ----------------------------------------
                                             Timothy L. Wells





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